Exhibit 99.1

August 9, 2022

Liberty Media Corporation Proposes Private Offering of Convertible Senior Notes

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today that it intends to offer $375 million aggregate principal amount of convertible senior notes (the “Notes”) in a private offering. Liberty also expects to grant the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $50 million principal amount of Notes.

The Notes will be convertible into cash, shares of Liberty’s Series C Liberty Formula One common stock (“FWONK”) or a combination thereof, at Liberty’s election. The Notes, as well as the associated cash proceeds, will be attributed to the Liberty Formula One tracking stock group.

The Notes will be senior, unsecured obligations of Liberty, and interest will be payable semi-annually in arrears. The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of pricing of the offering.

Liberty expects to use the net proceeds of the offering, together with cash on hand, to make repurchases of Liberty’s existing 1% cash convertible notes due 2023 (the “1% Convertible Notes”) in one or more individual privately negotiated transactions and for general corporate purposes. In connection with the offer and sale of the Notes and any repurchase of the 1% Convertible Notes, Liberty expects certain financial intermediaries may enter into various derivative transactions with respect to the shares of FWONK concurrently with, or shortly after, the pricing of the Notes. In addition, in connection with the settlement from time to time of any such repurchases of the 1% Convertible Notes, Liberty expects that the financial intermediaries may purchase shares of FWONK. These activities could cause an increase (or reduce the size of any decrease) in the market price of FWONK, which may affect the trading price of the Notes. As of June 30, 2022, there was approximately $240 million aggregate principal amount of 1% Convertible Notes outstanding. Liberty expects that the number of shares into which the Notes would be convertible will be less than the number of shares into which the outstanding 1% Convertible Notes are convertible, based on the last reported sale price of $65.77 per share of FWONK on the Nasdaq Global Select Market on August 8, 2022 and an aggregate principal amount of the Notes of $425,000,000 (assuming the initial purchasers exercise their option to purchase additional Notes described above).

The Notes (and any shares of FWONK issuable on conversion of the Notes) will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities nor shall there be any sale of any of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the intended launch of a private offering of Notes, the size of the offering, the number of shares into which the Notes would be convertible, the use of proceeds therefrom and expected derivative transactions. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary, Formula 1, its interest in Liberty Media Acquisition Corporation and other minority investments.

Liberty Media Corporation

Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation